Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FIRST-QUARTER 2007 RESULTS

GALION, Ohio, May 9, 2007 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the first quarter ended March 31, 2007.

PECO II reported net sales of $8.1 million in the first quarter of 2007, compared with $10.5 million in the first quarter of 2006, a 22.7 percent decrease. The Company reported a net loss of $2.4 million or $0.09 per diluted share, for the first quarter of 2007, compared with a net loss of $872,000, or $0.04 per diluted share, for the first quarter of 2006.

EBITDA was a loss of $1.8 million in the first quarter of 2007, compared with an EBITDA loss of $355,000 for the first quarter of 2006. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

The net loss increase of $1.5 million for the first quarter of 2007 as compared to the first quarter of 2006 was primarily driven by lower product revenues and excess factory and production costs. In addition there was $0.3 million related to non-cash amortization costs of Delta intangible assets. Finally, the Company increased its investment in sales and marketing by $0.3 million.

Cash provided by operating activities in the first quarter was $1.2 million, which was primarily from decreases in both accounts receivable and inventory offset by the operating losses and decrease in accounts payable.

Bookings increased during the first quarter of 2007, resulting in an increased sales backlog of $5.2 million. The first-quarter backlog was an 84 percent increase from the $2.8 million in the fourth quarter of 2006. The bookings-to-billings ratio reflects customer orders received as compared with the same period’s billings and is an indication of future periods. For the first quarter of 2007, the ratio was 1.3 to 1.

PECO II, Inc. First-quarter 2007 Results/2

PECO II CEO John Heindel stated, “The first-quarter financial performance reflects the continued weakness PECO II is experiencing in a significant customer’s spending that began in the third quarter of 2006. Recognizing the ongoing uncertainty, the Company implemented a cost-reduction program during the first quarter of 2007 that, when fully implemented, is expected to deliver $4.2 million of annualized cost savings with improvements being realized starting in the second quarter of 2007.

In addition, as previously announced, the Company has embarked on a strategic outsourcing strategy for certain non-core manufacturing operations that will improve PECO II’s ability to compete in the marketplace. Currently, the Company has completed the transfer of approximately 70 percent of this work to selected vendors. The remaining work is forecasted to be transitioned by the end of the third quarter.”

Heindel further noted that notwithstanding the reduced business volume, the Company continues to make progress with its introduction of new products. The Company deployed its 128HP midsize power system into several regions of a large wireless customer. The key to the product acceptance was improved product density and the incorporation of PECO II’s popular Phoenix™ System Controller. Second, the Company made several modifications to the distribution capabilities of the HDS3000 midsize power system for use in both wireline and wireless networks. In addition, it completed First Office Applications for the 129FD power plant in two major wireline customers.

In other product areas, the 827E Inverter System was modified to accept +24V inputs, and the Company completed NEBS™ certification, and secured product approval by a large wireless customer. NEBS™ certification was also completed on the 662 DCDC converter system. The Company also developed a rack-mounted version of its Phoenix™ System Controller to provide application flexibility for customers seeking unique power plant configurations. In addition, it added an enhanced security feature to the Model 163 large office power system.

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, May 9, 2007, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. First-quarter 2007 Results/3

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. First-quarter 2007 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	For the Three Months Ended March 31,
	2007	2006
Net sales:
Product	$5,895	$7,551
Services	2,199	2,920

	8,094	10,471

Cost of goods sold:
Product	5,441	5,717
Services	1,779	2,730

	7,220	8,447

Gross margin:
Product	454	1,834
Services	420	190

	874	2,024

Operating expenses:
Research, development and engineering	840	789
Selling, general and administrative	2,506	2,204

	3,346	2,993

Loss from operations	(2,472)	(969)
Interest income, net	102	115

Loss before income taxes	(2,370)	(854)
Provision for income taxes	(14)	(18)

Net loss	$(2,384)	$(872)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	27,174	22,197

PECO II, Inc. First-quarter 2007 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,352	$5,259
Restricted cash	3,500	3,500
Accounts receivable, net of allowance of $72 at March 31, 2007 and $105 at December 31, 2006	3,310	6,611
Inventories, net of allowance of $2,277 at March 31, 2007 and $2,446 at December 31, 2006	9,914	11,057
Cost and earnings in excess of billings on uncompleted contracts	975	1,142
Prepaid expenses and other current assets	404	438
Assets held for sale	695	825

Total current assets	23,150	28,832

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	7,251	7,252
Machinery and equipment	2,996	2,998
Furniture and fixtures	5,641	5,646

	16,083	16,091
Less-accumulated depreciation	(10,940)	(10,798)

Property and equipment, net	5,143	5,293
Other assets:
Goodwill	5,981	6,017
Intangibles, net	4,627	4,895
Investment in joint venture	4	4

Total assets	$38,905	$45,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$—	$2,249
Capital leases payable	328	353
Accounts payable	2,357	3,289
Billings in excess of cost and estimated earnings on uncompleted contracts	20	826
Accrued compensation expense	1,513	1,057
Accrued income taxes	67	94
Other accrued expenses	1,882	2,170

Total current liabilities	6,167	10,038

Shareholders’ equity:
Common stock, no par value: 150,000,000 shares authorized; 27,173,550 shares issued at March 31, 2007 and December 31, 2006	3,447	3,447
Warrants	5,012	5,012
Additional paid-in capital	116,123	116,004
Accumulated deficit	(91,844)	(89,460)

Total shareholders’ equity	32,738	35,003

Total liabilities and shareholders’ equity	$38,905	$45,041

PECO II, Inc. First-quarter 2007 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

(In thousands)	For the Three Months Ended March 31,
	2007	2006
2007 and 2006 EBITDA Breakdown

Net Loss per GAAP	$(2,384)	$(872)

Interest expense	$8	$26

Taxes	$14	$18

Depreciation/ amortization	$424	$270

Non-cash stock-based compensation	$119	$203

EBITDA	$(1,819)	$(355)